Exhibit 99.2

For more information, contact:

Name: McCall Butler

AT&T Corporate and Financial Communications

Phone: 470-773-5704

Email: mb8191@att.com

For Holders of Old Notes, contact:

Global Bondholder Services Corporation

Phone: (866) 470-3900 (toll free)

            (212) 430-3774 (collect)

AT&T INC. ANNOUNCES CASH OFFERS FOR FOUR SERIES OF NOTES OPEN TO ALL INVESTORS

Dallas, Texas, March 29, 2018 — AT&T Inc. (NYSE: T) (“AT&T”) announced today the commencement of a transaction to repurchase four series of its outstanding notes as detailed below. All holders of such notes are authorized to participate in this transaction. Concurrently with the cash tender offers, AT&T also announced today the commencement of a transaction to exchange such four series of notes pursuant to private exchange offers (each, an “Exchange Offer”) open to certain investors.

The tender transaction consists of four separate offers to purchase for cash (the “Cash Offers”), any and all of the outstanding notes listed in the table below which have a special mandatory redemption provision (“SMR”) (collectively, the “Old Notes”), on the terms and subject to the conditions set forth in the Offer to Purchase dated March 29, 2018 (the “Offer to Purchase” and, together with the accompanying notice of guaranteed delivery, the “Cash Offer Documents”).

The Cash Offers will expire at 5:00 p.m., New York City time, on April 5, 2018, unless extended or earlier terminated by AT&T (the “Cash Offer Expiration Date”). Tenders of Old Notes submitted in the Cash Offers may be validly withdrawn at any time at or prior to 5:00 p.m. New York City time, on April 5, 2018, subject to any extension by AT&T, but thereafter will be irrevocable, except in certain limited circumstances where additional withdrawal rights are required by law (as determined by AT&T). The “Cash Offer Settlement Date” will be promptly following the Cash Offer Expiration Date and is expected to be April 10, 2018.

March 29, 2018

© 2018 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.

Title of Series of Old Notes to be Purchased	Principal Amount Outstanding (mm)	CUSIP/ISIN No.	Maturity Date	Total Consideration(1)
5.300% Global Notes due 2058	$2,500.00	00206REQ1; US00206REQ11	August 14, 2058	$1,002.50
5.150% Global Notes due 2050	$4,951.50	00206REP3; US00206REP38	February 14, 2050	$1,002.50
4.900% Global Notes due 2037	$4,500.00	00206REN8; US00206REN89	August 14, 2037	$1,002.50
Floating Rate Global Notes due 2023	$750.00	00206REJ7; US00206REJ77	February 14, 2023	$1,002.50

(1)	Total Consideration payable, upon the terms and subject to the conditions set forth in the Offer to Purchase, in cash per $1,000 principal amount of Old Notes validly tendered and not validly withdrawn and accepted for purchase.

Upon the terms and subject to the conditions set forth in the Cash Offer Documents, Cash Offer Eligible Holders (as defined below) who (i) validly tender and who do not validly withdraw Old Notes at or prior to the Cash Offer Expiration Date or (ii) deliver a properly completed and duly executed notice of guaranteed delivery and all other required documents at or prior to the Cash Offer Expiration Date and tender their Old Notes pursuant to the Cash Offers at or prior to 5:00 p.m., New York City time, on the second business day after the applicable Exchange Offer Expiration Date pursuant to guaranteed delivery procedures, and, subject in each case to the tender in the applicable minimum denominations, and whose Old Notes are accepted for purchase by AT&T, will receive the applicable Total Consideration specified in the table above.

In addition to the applicable Total Consideration, Cash Offer Eligible Holders whose Old Notes are accepted for purchase will be paid accrued and unpaid interest on such Old Notes to, but not including, the Cash Offer Settlement Date. Interest will cease to accrue on the Cash Offer Settlement Date for all Old Notes accepted, including those tendered through the guaranteed delivery procedures. No further interest will be paid to the Eligible Holders who tender such Old Notes, including if a record date for an interest payment on such Old Notes has passed before the Settlement Date.

Each Cash Offer is subject to certain conditions, including (i) that the Old Notes are not subject to redemption under the terms of their SMR provision and (ii) that AT&T does not determine, in its reasonable discretion, prior to the Cash Offer Expiration Date, that all conditions to the closing of the proposed acquisition of Time Warner Inc. as set forth in the Agreement and Plan of Merger, dated October 22, 2016 are reasonably likely to be satisfied or waived on or before April 22, 2018. AT&T will terminate the Exchange Offer for a given series of Old Notes if it terminates the Cash Offer for such series of Old Notes.

March 29, 2018 © 2018 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.	Page 2

All holders of Old Notes are authorized to participate in the Cash Offers (the “Cash Offer Eligible Holders”).

Holders are advised to check with any bank, securities broker or other intermediary through which they hold Old Notes as to when such intermediary needs to receive instructions from a holder in order for that holder to be able to participate in, or (in the circumstances in which revocation is permitted) revoke their instruction to participate in the Cash Offers before the deadlines specified herein and in the Cash Offer Documents. The deadlines set by each clearing system for the submission and withdrawal of exchange instructions will also be earlier than the relevant deadlines specified herein and in the Cash Offer Documents.

This press release is not an offer to sell or a solicitation of an offer to buy any of the securities described herein. The Cash Offers are being made solely by the Cash Offer Documents and only to such persons and in such jurisdictions as is permitted under applicable law.

Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC and Wells Fargo Securities, LLC are acting as the Joint-Lead Dealer Managers for the Cash Offers. For additional information regarding the terms of the offer, please contact Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll free) or (212) 325-2476 (collect), J.P. Morgan Securities LLC at (866) 834-4666 (toll free) or (212) 834-3424 (collect), Mizuho Securities USA LLC at (866) 271-7403 (toll free) or (212) 205-7736 (collect) or Wells Fargo Securities, LLC at (866) 309-6316 (toll free) or (704) 410-4760 (collect). Global Bondholder Services Corporation will act as the tender agent and information agent for the Cash Offers. Questions or requests for assistance related to the Cash Offers or for additional copies of the Cash Offer Documents may be directed to Global Bondholder Services Corporation at (866) 470-3900 (toll free) or (212) 430-3774 (collect). You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Cash Offers. The Cash Offer Documents can be accessed at the following link: http://gbsc-usa.com/att.

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CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this news release contains forward-looking statements that are subject to risks and uncertainties, and actual results may differ materially. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission and the Offer to Purchase related to the Cash Offers. AT&T disclaims any obligation to update or revise statements contained in this news release based on new information or otherwise.

March 29, 2018 © 2018 AT&T Intellectual Property. All rights reserved. AT&T and the Globe logo are registered trademarks of AT&T Intellectual Property.	Page 3